Exhibit 99.1

Kulicke & Soffa Reports Preliminary Results for its Fourth Quarter

and Fiscal Year 2006; Earnings of $0.14 per Share for Fourth Quarter

•	Q4 Revenue rises above the Company’s September 7, 2006 guidance

•	Q4 Net Income of $0.14 per diluted share from continuing operations

•	Cash position increased $47.8 million from the prior quarter

•	Fiscal 2006 Net Income from continuing operations of $1.09 per diluted share vs. $0.52 per diluted share in Fiscal 2005

Fort Washington, PA – November 16, 2006 - Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced preliminary financial results for its quarter ended September 30, 2006 (“fourth quarter”) and its fiscal year ended September 30, 2006 (“fiscal year 2006”).

Net revenue from continuing operations for the fourth quarter was $161.4 million compared to $162.0 million from continuing operations for the comparable year-ago quarter. Net income from continuing operations was $9.3 million or $0.14 per diluted share, versus net income from continuing operations for the year-ago quarter of $20.6 million or $0.31 per diluted share.

The lower net income from continuing operations in the fourth quarter on approximately the same net revenue as the comparable year-ago quarter is a result of lower equipment revenue and higher gold wire revenue, primarily from higher gold metal cost. The cost of the gold metal content of our wire is passed through to our customers without generating a profit. Included in net revenue from continuing operations for the fourth quarter is a $28.3 million gold metal revenue increase, from $52.1 million for the year-ago quarter to $80.4 million for the fourth quarter of 2006. These amounts are included in both our revenue and cost of sales.

Also included in the fourth quarter is expense for equity-based compensation from stock options of $1.0 million or $0.01 per diluted share. As previously reported, the Company began recording equity-based compensation expense during the first quarter of 2006. Equity-based compensation expense was not recorded in any period prior to fiscal year 2006.

As part of the fiscal year 2006 financial close process, the Company determined that it understated earnings in prior fiscal years in an aggregate amount not expected to exceed $4 million. The Company is currently assessing the impact on current and prior periods, as well as the impact on controls over financial reporting. The Company will complete its assessment before filing its annual report on Form 10-K on December 14, 2006. The impact of this assessment is not reflected in the financials presented in this earnings release.

Scott Kulicke, chairman and chief executive officer, commented on the fourth quarter, “Equipment revenue exceeded the high end of our guidance by approximately $4 million. This represents a more modest decline in revenue during the September quarter than originally forecasted. This level of business supports our belief that our customers did not over-spend for capacity during previous peak periods, so we did not see a marked correction for excess capacity, as some industry analysts had predicted. Our positive net income for this period marks the 12th sequential quarter of profitability, or break-even, from continuing operations.

He added, “In addition to our current product portfolio, we are focused on the recently announced acquisition of Alphasem, which represents an investment in growth at a reasonable price. We believe this potential revenue growth, when coupled with the proven profitability from our continuing operations, is a combination that will allow K&S to continue generating good financial results throughout the semiconductor business cycle.”

For fiscal year 2006, net revenue from continuing operations was $696.3 million compared to net revenue from continuing operations of $475.5 million for the prior year. Net income from continuing operations was $73.4 million or $1.09 per diluted share, compared to net income from continuing operations of $33.3 million or $0.52 per diluted share for the prior year.

Fourth Fiscal Quarter Review and Highlights:

Technology & Manufacturing

•	The K&S CupraPlus capillary completed its final R&D milestones for release in the December quarter. This new tool is used in copper wire bonding and expected to improve customers’ throughput and process yields.

•	The K&S AT Premier gold bumping machine is currently being used by a customer to develop methods for producing non-wire bonded, 3-D (stacked) packages. This represents a unique opportunity for K&S to provide technology to its customers outside of traditional wire bonded packaging.

Key Product Trends

•	K&S wire bonders gained incremental sales at several customers in Taiwan during the fourth quarter. These customers represent a previously underserved market as they had not taken delivery of any K&S wire bonders in the previous quarter and historically purchase our competitors’ equipment. Some of these customers represent the results of the K&S sales team’s efforts to better serve smaller Taiwanese subcons that have future growth potential.

•	Gold wire unit shipments for the fourth quarter increased to the highest level ever shipped in a single quarter.

•	The K&S AT Premier is currently installed at 14 different customers, applying gold bumps to wafers for the purpose of developing advanced packages, primarily for camera sensors, high brightness LED’s (HBLED’s), and memory devices.

Financial Review

•	Cash and cash equivalents, restricted cash, and short-term investments increased $47.8 million, from $109.5 million in the prior quarter to $157.3 million in the fourth quarter.

•	Gross profit margin declined 1.5% from the prior quarter to 24.2% in the fourth quarter. The decline in gross profit margin was the result of higher gold metal revenue for the fourth fiscal quarter.

•	K&S Equipment segment maintained its gross profit margin on lower revenue in the fourth quarter. The prior quarter’s gross profit margin was 43.4% on $71.1 million in sales compared to 43.1% on $54.9 million in the fourth fiscal quarter.

•	Precious metal revenue for our gold wire products was $80.4 million for the fourth quarter compared to $75.3 million in the prior quarter. These same amounts are also included in the cost of sales.

Revenue Forecast for First Fiscal Quarter:

Mr. Kulicke provided the following revenue forecast, “We expect some further decline in wire bonder sales in the December quarter. Gold metal pass through, which is included in our revenue, is expected to be somewhat lower than the September quarter. Those two factors are partially offset by our recent acquisition of Alphasem. Die bonders will increase our equipment revenue by providing approximately two months of sales in the quarter. Therefore we expect revenue in the December quarter to be $140 to $150 million, including approximately $7 million of die bonder revenue. We look forward to demonstrating good financial performance in fiscal year 2007.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, November 16, 2006 beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode. A replay will be available approximately one hour after the completion of the call by calling toll free 877-660-6853 or internationally 201-612-7415 and using the following replay access codes 5521 (account number) and 218650 (conference number). A replay will also be available on the K&S web site at http://www.kns.com/investors. The replay will be available via phone and web site through January 12, 2007.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, revenue growth, sales, profitability, financial results, unit volumes, product development, release of products, industry forecasts, the semiconductor business cycle, the price of gold metal, projected continued demand for our products, and our customers’ growth potential. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2005 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended		Fiscal year ended
	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006
Net revenue	$161,973	$161,415	$475,542	$696,311

Cost of sales	111,194	122,368	339,461	503,257

Gross profit	50,779	39,047	136,081	193,054

Selling, general and administrative	19,327	19,575	69,525	81,657
Research and development, net	7,475	9,552	28,495	37,657
Gain on sale of assets	(127)	—	(1,690)	(4,544)

Operating expenses	26,675	29,127	96,330	114,770

Income from operations	24,104	9,920	39,751	78,284

Interest income	664	1,301	2,228	3,921
Interest expense	(960)	(634)	(3,806)	(3,126)
Gain on early extinguishment of debt		—	—	4,040

Income from continuing operations before income taxes	23,808	10,587	38,173	83,119

Provision for income taxes	3,247	1,315	4,836	9,769

Net income from continuing operations	20,561	9,272	33,337	73,350

Loss from discontinued operations	(7,938)	(121)	(137,419)	(24,862)

Net income (loss)	$12,623	$9,151	$(104,082)	$48,488

Net income per share from continuing operations:
Basic	$0.40	$0.16	$0.65	$1.33

Diluted	$0.31	$0.14	$0.52	$1.09

Loss per share from discontinued operations:
Basic	$(0.16)	$—	$(2.67)	$(0.45)

Diluted	$(0.12)	$—	$(2.03)	$(0.37)

Net income (loss) per share:
Basic	$0.24	$0.16	$(2.02)	$0.88

Diluted	$0.19	$0.14	$(1.51)	$0.72

Weighted average shares outstanding:
Basic	51,939	57,100	51,619	55,089
Diluted	68,634	69,157	67,662	68,881
Stock-based compensation expense included in continuing operations:
Cost of sales	$—	$79	$—	$619
Selling, general and administrative	—	747	—	2,996
Research and development	—	188	—	1,120

Total continuing operations	$—	$1,014	$—	$4,735

Discontinued operations	$—	$—	$—	$628

	Three months ended		Fiscal year ended
	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006
Additional financial data:
Depreciation and amortization
Continuing operations	$2,986	$2,078	$12,746	$9,523
Discontinued operations	$1,552	$—	$12,665	$2,314

Capital expenditures
Continuing operations	$2,177	$1,404	$7,788	$9,496
Discontinued operations	$1,618	$—	$4,717	$753

			September 30, 2005	September 30, 2006
Backlog of orders
Continuing operations			$92,000	$56,000
Discontinued operations			7,000	—

Number of employees
Continuing operations			2,627	2,492
Transition personnel			—	159
Discontinued operations			983	—

Note	–	Statements of operations and additional financial data reflect accounting for the sale of the company’s Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2005	(Unaudited) September 30, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$79,455	$133,967
Restricted cash	1,381	1,973
Short-term investments	14,533	21,343
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/05 - $2,086; 9/30/06 - $1,426)	128,376	120,651
Inventories, net	46,115	47,866
Assets held for sale	—	3,832
Current assets of discontinued operations	23,828	—
Prepaid expenses and other current assets	10,267	10,446
Deferred income taxes	1,605	3,990

TOTAL CURRENT ASSETS	305,560	344,068

Property, plant and equipment, net	32,428	28,487
Goodwill	29,684	29,684
Non-current assets of discontinued operations	12,704	—
Other assets	6,120	3,262

TOTAL ASSETS	$386,496	$405,501

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long term debt	$10,119	$—
Accounts payable	53,498	46,469
Accrued expenses	32,748	33,084
Income taxes payable	17,196	19,218
Current liabilities of discontinued operations	5,950	—

TOTAL CURRENT LIABILITIES	119,511	98,771

Long term debt	270,000	195,000
Other liabilities	6,389	10,641
Deferred taxes	22,344	25,465

TOTAL LIABILITIES	418,244	329,877

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, without par value	218,426	277,194
Accumulated deficit	(243,994)	(195,506)
Accumulated other comprehensive loss	(6,180)	(6,064)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(31,748)	75,624

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$386,496	$405,501

Note –	Amounts have been adjusted to reflect accounting for the sale of the company’s Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2006:

	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended September 30, 2006:

Net revenue	$54,900	$106,515	$161,415
Cost of sales	31,263	91,105	122,368

Gross profit	23,637	15,410	39,047
Operating costs	20,001	9,126	29,127

Income from continuing operations	$3,636	$6,284	$9,920

Fiscal year ended September 30, 2006:

Net revenue	$319,788	$376,523	$696,311
Cost of sales	181,980	321,277	503,257

Gross profit	137,808	55,246	193,054
Operating costs	85,640	33,674	119,314
Gain on sale of assets	—	—	(4,544)

Income from continuing operations	$52,168	$21,572	$78,284

Fiscal 2005:

	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended September 30, 2005:

Net revenue	$84,892	$77,081	$161,973
Cost of sales	47,632	63,562	111,194

Gross profit	37,260	13,519	50,779
Operating costs	19,345	7,457	26,802
Gain on sale of assets	(127)	—	(127)

Income from continuing operations	$18,042	$6,062	$24,104

Fiscal year ended September 30, 2005:

Net revenue	$201,608	$273,934	$475,542
Cost of sales	115,558	223,903	339,461

Gross profit	86,050	50,031	136,081
Operating costs	67,296	30,724	98,020
Gain on sale of assets	(1,690)	—	(1,690)

Income from continuing operations	$20,444	$19,307	$39,751